2

NAME OF REGISTRANT:
Franklin Federal Money Fund
File No. 811-03052

EXHIBIT ITEM No. 77Q(d): Copies of any material amendments to the registrant's charter or by-laws


                  Amendment Dated May 10, 2006
                        to the Bylaws of
                   Franklin Federal Money Fund
                       (the "corporation")

WHEREAS, ARTICLE IX, SECTION 2 OF THE BYLAWS PROVIDES THAT THE
BYLAWS MAY BE AMENDED BY THE BOARD OF DIRECTORS; AND

WHEREAS, by resolution dated May 10, 2006 at a meeting of the Board of Directors, the Board of Directors unanimously authorized the Bylaws to be amended as set forth below.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1. Article II, Section 12 is replaced in its entirety as follows:

     Section 12. PROXIES. Every person entitled to vote for directors or on any other matter that may properly come before the meeting shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by the person and filed with the secretary of the corporation; provided, that an alternative to the execution of a written proxy may be permitted as described in the next paragraph of this
     Section 12. A proxy shall be deemed executed if the shareholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the shareholder or the shareholder's attorney-in-fact. A valid proxy that does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, or using one of the permitted alternatives to execution, described in the next paragraph, by a written notice delivered to the corporation prior to the exercise of the proxy or by the shareholder's attendance and vote in person at the meeting; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy unless otherwise expressly provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of California General Corporation Law.

     With respect to any shareholders' meeting, the Board of Directors, or, in case the Board of Directors does not act, the president, any vice president or the secretary, may permit proxies by any electronic, telephonic, computerized, telecommunications or other reasonable alternative to the execution of a written instrument authorizing the holder of the proxy to act. A proxy with respect to shares held in the name of two or more persons shall be valid if executed, or a permitted alternative to execution is used, by any one of them unless, at or prior to the exercise of the proxy, the secretary of the corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be by or on behalf of a shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest with the challenger.

Adopted and approved as of May 10, 2006 pursuant to authority delegated by the Board of Directors.

s/ Karen L. Skidmore
 [Signature]

  Karen L. Skidmore
 [Name]

  Vice President and Secretary
 [Title]